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                                                                 Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 dated April 21, 2000) and related Prospectus of Arden Realty Limited Partnership for the Offer to Exchange $200,000,000 8.875% Senior Notes due 2005 for any and all unregistered 8.875% Senior Notes due 2005 and $50,000,000 9.150% Senior Notes due 2010 for any and all unregistered 9.150% Senior Notes due 2010 and to the incorporation by reference therein of our report dated January 31, 2000, with respect to the consolidated financial statements and schedules of Arden Realty Limited Partnership.



                                         /s/ Ernst & Young LLP


Los Angeles, California
April 20, 2000